Exhibit 99.2

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS OF

TRANSCEPT PHARMACEUTICALS, INC.

Pursuant to Section 228 of the Delaware General Corporation Law and the Bylaws of Transcept Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the undersigned stockholder of the Company hereby takes the following actions and adopts the following resolutions by written consent.

Approval of Merger, Merger Agreement and Related Matters

WHEREAS: The Company, Novacea, Inc., a Delaware corporation (“Pivot”), and Pivot Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Pivot (“Merger Sub”), have entered into an Agreement and Plan of Merger and Reorganization dated as of August 29, 2008 (the “Merger Agreement”) (each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Merger Agreement, a copy of which is attached hereto as Exhibit A).

WHEREAS: The Board of Directors of the Company has deemed the Merger (as defined below) advisable and in the best interests of, and fair to, the Company and its stockholders, and has approved and declared advisable the Merger Agreement.

WHEREAS: Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Pivot (the “Merger”).

WHEREAS: At the Effective Time of the Merger, (i) all shares of the Company’s Common Stock issued and outstanding immediately prior to the Merger, after giving effect to the Preferred Stock Conversion (as defined below), will be canceled, extinguished and automatically converted into the right to receive Common Stock of Pivot as set forth in Section 1.5 of the Agreement, subject to adjustments as more fully set forth in the Merger Agreement, and (ii) and Company’s stock options and warrants will be treated as set forth in the Merger Agreement.

NOW, THEREFORE, BE IT RESOLVED: That the Merger is hereby approved.

RESOLVED FURTHER: That the Merger Agreement and the transactions contemplated thereby, including without limitation the terms and conditions of the Merger as set forth in the Merger Agreement, are hereby approved.

RESOLVED FURTHER: That the officers of the Company be, and each of them hereby is, authorized and empowered to file a Certificate of Merger with the Secretary of State of the State of Delaware in order to effectuate the Merger.

Waiver of Notice Requirements

RESOLVED: That any and all notice requirements applicable to the Merger, the Merger Agreement and any of the transactions contemplated therein contained in the Company’s certificate of incorporation or any contract between the Company and the undersigned stockholder are hereby waived.

Approval of Preferred Conversion

RESOLVED: That the undersigned holders of preferred stock of the Company (the “Preferred Stock”), hereby elect, pursuant to Article V, Section (D)(4) of the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”), to convert all outstanding shares of Preferred Stock into shares of the Company’s common stock at the then effective conversion ratio applicable to such shares of Preferred Stock as provided in the Restated Certificate, effective as of immediately prior to the closing of the Merger (the “Preferred Stock Conversion”).

Omnibus Resolutions

RESOLVED: That the officers of the Company be, and each of them hereby is, authorized and empowered to take any and all such further action, to execute and deliver any and all such further agreements, instruments, documents and certificates and to pay such expenses, in the name and on behalf of the Company or such officer, as any such officer may deem necessary or advisable to effectuate the purposes and intent of the resolutions hereby adopted, the taking of such actions, the execution and delivery of such agreements, instruments, documents and certificates and the payment of such expenses by any such officer to be conclusive evidence of his or her authorization hereunder and approval thereof.

RESOLVED FURTHER: That any and all actions taken by the directors and officers of the Company to carry out the purposes and intent of the foregoing resolutions prior to their adoption are approved, ratified and confirmed.

By execution hereof, the undersigned acknowledges that such stockholder has received the accompanying copies of the provisions of the Delaware General Corporation Law relating to appraisal rights and the California General Corporation Law relating to dissenters’ rights and further acknowledges and agrees that as a result of executing and returning this Action by Written Consent of the Stockholders (i) the undersigned hereby waives and loses any right to dissent from, exercise, perfect or receive appraisal rights in connection with the proposed Merger pursuant to either the Delaware General Corporation Law or the California General Corporation Law (as applicable) and (ii) the approval of the resolutions and waiver of dissenters’ rights and appraisal rights set forth in this Action by Written Consent of the Stockholders is irrevocable by such stockholder.

(signature page follows)

This action by written consent shall be effective as of the date the Company receives the requisite consent of the Company’s stockholders. By executing this action by written consent, each undersigned stockholder is giving written consent with respect to all shares of the Company’s capital stock held by such stockholder in favor of the above resolutions. This action by written consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile or other reliable reproduction of this action by written consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction is a complete reproduction of the entire original writing. This action by written consent shall be filed with the minutes of the proceedings of the stockholders of the Company.

Date: September , 2008	By:
Name:
Title:

[Signature Page to Transcept Pharmaceuticals Stockholder Consent re Merger]

EXHIBIT A

MERGER AGREEMENT

(Included as Annex A to the proxy statement/prospectus/information statement)